EXHIBIT 99.4 - PRESS RELEASE ISSUED JUNE 11, 1998

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY
415 N. QUAY STREET
KENNEWICK, WA 99336
509-735-9092 (O)
509-783-5475 (FAX)

                   EST ANNOUNCES NEW MDC SYSTEMS MANAGER

KENNEWICK, WASHINGTON --- June 11, 1998 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), a manufacturer of wireless communications Hardware, today announced the appointment of Frederic J. Anderson as manager of MDC Systems. Mr. Anderson recently retired as Captain from the Pasco Police Department, Pasco, Washington. In his last capacity with the Pasco Police Department, his duties included management of the department's Mobile Data Computer (MDC) system. Mr. Anderson, a graduate of the Federal Bureau of Investigation National Academy and Central Washington University, brings over 25 years of law enforcement experience to this position.

"EST is actively pursuing market opportunities for public safety wireless communications networks wit the new ESTeem (tm) Mobile Date Computer (MDC) system," states Tom Kirchner, president of EST. "Captain Anderson will be a valuable asset to our company to penetrate this market."

The ESTeem MDC system offers public safety agencies an affordable Solution for their mobile data network requirements. The ESTeem MDC System provides agencies an alternative to existing proprietary data Networks where agencies incur monthly service fees based on usage.
The ESTeem MDC system allow agencies to establish a private Radio Area Network (RAN), free o monthly service fees, transmitting data at 19,200 bps, utilizing the 450 to 470 MHz UHF or 150 to 174 MHz VHF business radio spectrum.

Electronic Systems Technology, a publicly held Company since 1984, brings vast experience to the public safety communications marketplace. The Company, the first to develop the wireless modem and receive the United States and Canadian patents for the technology, has established the ESTeem products as a standard for both industrial control and government applications in over 2,000 networks worldwide.

                                www.esteem.com














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APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.